Exhibit 21

Direct and Indirect Subsidiaries of the Registrant

I. The Hanover Insurance Group, Inc. (Delaware)

A.	Opus Investment Management, Inc. (Massachusetts)
a.	The Hanover Insurance Company (New Hampshire)
1.	Citizens Insurance Company of America (Michigan)
2.	Allmerica Financial Benefit Insurance Company (Michigan)
3.	Allmerica Plus Insurance Agency, Inc. (Massachusetts)
4.	The Hanover American Insurance Company (New Hampshire)
5.	Citizens Insurance Company of Ohio (Ohio)
6.	Citizens Insurance Company of The Midwest (Indiana)
7.	The Hanover New Jersey Insurance Company (New Hampshire)
8.	Massachusetts Bay Insurance Company (New Hampshire)
9.	Allmerica Financial Alliance Insurance Company (New Hampshire)
10.	Professionals Direct, Inc. (Michigan)
(i)	Professionals Direct Insurance Services, Inc. (Michigan)
11.	Verlan Fire Insurance Company (New Hampshire)
12.	The Hanover National Insurance Company (New Hampshire)
13.	AIX, Inc. (Delaware)
(i)	AIX Insurance Services of California, Inc. (California)
14.	NOVA Casualty Company (New York)
(i)AIX Specialty Insurance Company (Delaware)
(ii)AIXHI LLC (Massachusetts)
1. NAG MERGER LLC (Massachusetts)
15.	440 Lincoln Street Holding Company LLC (Massachusetts)
16.	Campmed Casualty & Indemnity Company, Inc. (New Hampshire)
17.	CitySquare II Investment Company LLC (Massachusetts)
(i)	Front Street Financing LLC (Massachusetts)
18	The Hanover Atlantic Insurance Company Ltd. (Bermuda)
19.	The Hanover Casualty Company (Texas)
b.	Citizens Insurance Company of Illinois (Illinois)
c.	CitySquare II Development Co. LLC (Massachusetts)
B.	VeraVest Investments, Inc. (Massachusetts)
C.	Verlan Holdings, Inc. (Maryland)
a.	Hanover Specialty Insurance Brokers, Inc. (Virginia)
D.	Campania Holding Company, Inc. (Virginia)
E.	Educators Insurance Agency, Inc. (Massachusetts)